FOR IMMEDIATE RELEASE

Investor contact:       Robert T. Bond, Rational Software Corporation
                        (408) 496-3694
                        E-mail rtb@rational.com

Press contact:          Kara Myers, Rational Software Corporation
                        (408) 496-3891
                        E-mail karam@rational.com

RATIONAL SOFTWARE CORPORATION ANNOUNCES THE COMPLETION
OF ITS MERGER WITH SQA, INC.

Rational Extends Solution for Component-Based Development with Industry-Leading Line of Windows-Based Testing Tools

Santa Clara, CA (February 27, 1997)--Rational Software Corporation today announced the completion of its merger transaction with SQA, Inc., following approval of the merger at the companies' respective stockholders meetings.

Pursuant to the merger, each outstanding share of SQA common stock was exchanged for 0.86 shares of Rational common stock. Approximately 7.0 million shares of Rational common stock were issued in connection with the merger, and approximately 1.4 million additional shares of Rational common stock are subject to options and other rights assumed in connection with the merger. Rational expects the merger to result in approximately $3 million in direct transaction costs plus an additional charge to operations of approximately $5 million to $7 million primarily in the quarter ending March 31, 1997, to reflect costs associated with integrating the two companies. The merger is intended to be a tax-free transaction to be accounted for using the pooling-of-interests method.

Upon the closing of the merger, Ronald H. Nordin, who served as SQA's chief executive officer prior to the merger, became an executive officer of Rational and was added to the Rational board of directors. SQA will continue as a business unit of Rational from its Burlington, Massachusetts, location.

Stockholders of SQA will receive a letter from ChaseMellon Shareholder Services, the exchange agent for the merger, regarding the procedures for tendering their stock certificates for shares of Rational. Stockholders of SQA should not tender stock certificates except in accordance with such instructions.

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As a result of the merger, Rational now has a comprehensive integrated product line available for automating component-based development of software. Component-based development is a powerful trend that promises to improve the ability of users to design, build, and adapt the software systems on which their organizations depend.

"This merger with SQA is a key part of our strategy for providing the leading solution for automated development of component-based systems," said Mike Devlin, president of Rational. "By adding SQA's industry-leading line of Windows-based testing tools, we will be able to offer our customers a complete integrated solution."

Component-based development raises the level of abstraction in software development, moving users away from a focus on handcrafting individual lines of code or single objects and toward a focus on designing, implementing, and reusing software on a large scale. This leads to substantial improvements in time-to-market, flexibility to meet changing business requirements, return-on-investment, and software quality.

Rational's comprehensive product line includes the Rational Rose family of visual modeling tools; the SQA Suite of client/server testing tools; RequisitePro for capturing and managing software requirements; SoDa for automating software document generation; the Rational Summit family of component management and task/change management tools; and the Rational Apex family of integrated programming environments. Rational supports major implementation technologies and programming languages, including Visual Basic, Visual C++, Visual J++, PowerBuilder, Forte, PeopleSoft's PeopleTools, Oracle's Designer 2000, Ada, C++, and Java. Rational's products are available individually or as part of integrated, multiproduct suites.

"Even more exciting than the individual elements of our product line is the leverage that comes from cross-product integration," Devlin said. "The integration of visual modeling with automated testing, or of requirements management with testing, increases the power of the individual tools, making it easier and faster for customers to develop their software."

Initial integrations of Rational Rose and SQA Suite, as well as RequisitePro and Rational Rose were shown at Rational's International User Conference in February, and will be available to customers later this calendar year. RequisitePro is already integrated with SQA Suite, providing traceability from requirements to the associated test cases.

                                                                    . . . . more
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Rational Software Corporation (NASDAQ: RATL) develops, markets, and supports a comprehensive solution for automating the component-based development of software systems that enterprises depend on. Rational's solution includes an integrated family of products that automate software development, a software process that can be configured to the specific needs of customers, and a range of consulting and support services. For more information on Rational's products and services, visit Rational's Web site at www.rational.com.

The forward-looking statements contained in this press release, which reflect management's best judgment based on factors currently known, involve risks and uncertainties, including risks associated with the ability to successfully integrate Rational and SQA, the ability to successfully develop new products, market acceptance of existing and new products of the combined companies, the continued success of the Microsoft operating system, variances between actual and estimated costs and expenses related to the merger, the potential for fluctuations in quarterly operating results, rapid technological change, and intense competition from current and potential competitors, including Microsoft, who may be able to respond more quickly to new or emerging technologies and changes in customer requirements. For a more detailed discussion, see the risks described in the Registration Statement on Form S-4 filed with the SEC in connection with the merger, as well as Rational's Quarterly Report on Form 10-Q for the period ended December 31, 1996. Actual results may differ materially from the forward-looking statements contained in this press release.


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The word "Rational" and Rational's products are trademarks of Rational Software
Corporation. References to other companies and their products use trademarks owned by the respective companies and are for reference purposes only.

For more information contact:
Rational Software Corporation
2800 San Tomas Expressway
Santa Clara, CA 95051-0951
Tel. (408) 496-3600 or (800) RAT-1212
Fax (408) 496-3636
Fax-on-demand (408) 496-3966
E-mail info@rational.com
Web www.rational.com